 Exhibit 10.8

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May 10, 2021, is entered into by and among Recruiter.com Group, Inc., a Nevada corporation (“Recruiter”), Recruiter.com-Onewire Inc., a Nevada corporation (“Newco”), OneWire Holdings, LLC, a Delaware limited liability company (“Onewire”) and Eric Stutzke (the “Onewire Representative”), solely in his capacity as the Onewire Representative;

WHEREAS, Onewire is engaged in operating an online recruitment platform for employers and job seeking candidates providing staffing and talent acquisition solutions, and in developing Intellectual Property (as defined herein) related to staffing and talent acquisition solutions (the “Business”);

WHEREAS, Onewire wishes to sell to Newco, and Newco wishes to purchase and assume from Onewire, certain specified assets and Liabilities of the Business, subject to the terms and conditions set forth herein;

WHEREAS, it is intended that (i) the purchase of the Purchased Assets contemplated by this Agreement shall be reported by the Parties as a reorganization pursuant to Section 368(a)(1)(C) of the Code, and this Agreement and the documents related hereto shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g), and (ii) the Recruiter Common Stock received by Onewire in exchange for the Purchased Assets, which consist of all or substantially all of the assets of Onewire, will be subsequently distributed in liquidation to the Shareholders pursuant to a Plan of Complete Liquidation and Dissolution attached hereto as Exhibit A (the “Plan of Liquidation”); and

WHEREAS, the board of directors of Recruiter, and the board of directors and Stockholders of Onewire have approved this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I
DEFINITIONS

In addition to words and terms defined elsewhere in this Agreement, the following words and terms have the meanings specified or referred to in this Article I:

“2020 Base Revenue Amount” has the meaning set forth in Section 2.09(b).

“Accounts Receivable” has the meaning set forth in Section 2.01(b).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the the Bill of Sale, Executive Employment Agreement, the Onewire Disclosure Schedule, the Newco Disclosure Schedule, the Plan of Liquidation, the Offer Letters, the Estimated Working Capital Statement and the other agreements, instruments and documents required to be delivered at the Closing.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 3.04.

“Balance Sheet Date” has the meaning set forth in Section 3.04.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” means each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, membership or profits interest, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Onewire for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of Onewire or any spouse or dependent of such individual, or under which Onewire or any of its ERISA Affiliates has or may have any Liability, or with respect to which Newco or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Bill of Sale” means a bill of sale in substantially the form attached hereto as Exhibit B pursuant to which Onewire shall transfer to Newco at the Closing to Newco title to the tangible personal property included in the Purchased Assets.

“Books and Records” has the meaning set forth in Section 2.01(m).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Cash” has the meaning set forth in Section 2.01(a).

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Payment” shall have the meaning set forth in Section 2.07(b).

“Closing Working Capital” means: (i) Current Assets, less (ii) Current Liabilities, determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in 2.8(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral, used in or otherwise relating to the Business.

“Current Assets” means the current assets of the Business included in the line items set forth on Schedule 2.09, calculated in accordance with GAAP and in accordance with the methodology set forth in the Estimated Working Capital Statement attached as Exhibit C.

“Current Liabilities” means the current Liabilities of the Business included in the line items set forth on Schedule 2.09 calculated in accordance with GAAP and in accordance with the methodology set forth in the Estimated Working Capital Statement attached hereto as Exhibit C.

“Data Protection Programs” means (i) all Laws, (ii) all self-regulatory programs in which Onewire has enrolled, (iii) the Payment Card Industry Data Security Standard, and (iv) all Privacy Policies, in each case relating to privacy, data protection, and data security.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Onewire and Recruiter, respectively, upon execution and delivery of this Agreement, as they may be amended in accordance with Section 5.10.

“Dollars” or “$” means the lawful currency of the United States.

“Employees” has the meaning set forth in Section 3.19(a).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” has the meaning set forth in Section 3.22.

“Environmental Laws” has the meaning set forth in Section 3.22.

“Environmental Liability” has the meaning set forth in Section 3.22.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Onewire or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Closing Working Capital” has the meaning set forth in 2.08(a).

“Estimated Closing Working Capital Statement” has the meaning set forth in 2.08(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“FCPA” has the meaning set forth in Section 3.18(c).

“Financial Statements” has the meaning set forth in Section 3.04.

“Fraud” means, with respect to a Party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty of such Party in Article III or Article IV, as applicable, which misrepresentation was made for the purpose of inducing the other Party to act or fail to act, and upon which the other Party justifiably relies with resulting Losses.

“Fundamental Warranties” means the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.06, Section 3.08, Section 3.10, Section 3.17, Section 3.18, Section 3.19 and Section 3.22.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“General Warranties” means the representations and warranties in Article III and Article IV (other than the Fundamental Warranties).

“Government Contracts” has the meaning set forth in Section 3.07(a)(ix).

“Governmental Authority” means any (i) international, multinational, federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, (ii) any self-regulatory organization (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), (iii) any arbitrator, court or tribunal of competent jurisdiction, and (iv) any stock exchange, quasi-governmental or private body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” has the meaning set forth in Section 3.22.

“Holdback Shares” means $251,000 of the Share Consideration based on the Share Consideration Price Per Share as of the date hereof.

“Indebtedness” means, without duplication and with respect to Onewire, all (i) indebtedness for borrowed money; (ii) obligations for the deferred purchase price of property or services, (iii) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (iv) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (v) capital lease obligations; (vi) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (vii) guarantees made by Onewire on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (i) through (vi); and (viii) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (i) through (vi).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (iii) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (iv) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (v) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (vi) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Inventory” has the meaning set forth in Section 2.01(b).

“Knowledge” means, (i) when used with respect to Onewire, the actual knowledge of the Onewire Representative, after due inquiry, and the knowledge that he would reasonably be expected to obtain in the course of diligently performing his duties for Onewire, and (ii) when used with respect to Recruiter or Newco, the actual knowledge of Evan Sohn, after reasonable inquiry, and the knowledge that he would reasonably be expected to obtain in the course of diligently performing his duties for Recruiter.

“Law” means any domestic or foreign, federal provincial, state or local statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, Liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind or nature, including reasonable attorneys’ and experts’ fees and disbursements incurred by a Party in enforcing its rights hereunder.

“Malicious Code” has the meaning set forth in Section 3.11(c).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of Onewire, Newco, or Recruiter, as the case may be, or (ii) the ability of Onewire, Newco, or Recruiter to consummate the transactions contemplated hereby on a timely basis; except any event, occurrence, fact, condition or change related to (1) any change in the United States economy or securities or financial markets in general, or any change in general national economic or financial conditions; (2) any change that generally affects the market for the Business in which Onewire operates; (3) the execution, delivery or performance of this Agreement; (4) any changes in Laws, accounting rules or in the authoritative interpretations thereof or in regulatory or interpretative guidance related thereto, (5) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, or (6) any natural or man-made disaster or acts of God; provided, that the matters set forth in clauses (1), (2) and (4) above shall not be excluded if they have a disproportionate impact on one Party relative to the other companies in the in which such Party operates.

“Material Contracts” has the meaning set forth in Section 3.07(a).

“Newco” has the meaning set forth in the preamble.

“Newco Revenue True-Up Payment” has the meaning set forth in Section 2.09(c).

“OFAC” has the meaning set forth in Section 3.18(d).

“OFAC Prohibited Party” has the meaning set forth in Section 3.18(d).

“Onewire” has the meaning set forth in the preamble.

“Onewire 2020 Audited Financials” has the meaning set forth in Section 2.09(b).

“Onewire Business Revenue” shall mean all revenue generated by Onewire through the following operations:

(1)	“Onewire Executive Search and Additional revenue”. Professional services business involving finding and placing candidates for clients with revenue paid on successful placements of the candidates.

(2)	“Onewire Saas revenue”. Subscription business whereby businesses pay to post jobs and search candidates within the OneWire candidate database.

(3)	“Matchbook revenue”. A software platform providing businesses access to the curated list of candidates with the revenue paid for successful placements of those candidates.

“Onewire Indemnitees” has the meaning set forth in Section 8.03.

“Onewire Indemnitors” means Onewire and Onewire Stakeholders.

“Onewire Intellectual Property” means all Intellectual Property that is owned or purported to be owned by Onewire, and that is used in or necessary for the conduct of the Business as currently conducted.

“Onewire IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which Onewire is a party, beneficiary or otherwise bound.

“Onewire IP Registrations” means all Onewire Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and registered copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Onewire Charter Documents” has the meaning set forth in Section 3.03.

“Onewire Representative” has the meaning set forth in the preamble.

“Onewire Stakeholder” means any of Onewire’s stockholders, noteholders, and other recipients of Recruiter Common Stock.

“Onewire Product” means all proprietary Software products and related services of Onewire and Matchbook.io that are currently being, or at any time in the past five years have been, offered, licensed, sold, distributed, hosted, maintained, supported or otherwise provided or made available by or on behalf of Onewire.

“Onewire Revenue True-Up Payment” has the meaning set forth in Section 2.09(a).

“Onewire Valuation” shall mean an aggregate of $1,225,336, which is equal the sum of the following;

(1)	1.5x multiple of the 2020 Executive Search and Additional revenue estimated to be $259,446 for a valuation of $383,791; and

(2)	3.0x multiple of the 2020 OneWire SaaS revenue estimated to be $210,848 for a valuation of $632,544; and

(3)	3.0x multiple of the 2020 Matchbook revenue estimated to be $69,667 for a valuation of $209,001.

“Outside Date” has the meaning set forth in Section 9.01(d)(ii).

“Party” and “Parties” means each party to this Agreement or collectively all the parties to this Agreement.

“Permits” means all permits, licenses, certifications, accreditations, franchises, approvals, consents, authorizations, registrations, certificates, grants, directives, guidelines, policies, requirements, concessions, variances, exemptions, identification numbers, and similar rights obtained, or required to be obtained, from any Governmental Authority.

“Permitted Encumbrances” has the meaning set forth in Section 3.08(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means information pertaining to an individual that is regulated by one or more information privacy or security Laws.

“Personnel” has the meaning set forth in Section 3.19.

“Plan of Liquidation” has the meaning set forth in the Recitals.

“Post Closing Working Capital Adjustment” has the meaning set forth in Section 2.08(b).

“Privacy Policies” means all published privacy policies and internal privacy policies and guidelines maintained or published by Onewire.

“Property Tax Returns” has the meaning set forth in Section 6.01(a).

“Purchase Price” means the total consideration of $1,255,000, consisting $1,255,000 of Recruiter Common Stock (“Share Consideration”), the exact number of shares of which shall be determined using the 30-day VWAP (the “Share Consideration Price Per Share”).

“Purchased Assets” has the meaning set forth in Section 2.01.

“Real Property” means the real property owned, leased or subleased by Onewire, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“Requisite Onewire Vote” has the meaning set forth in Section 3.02(b).

“Review Period” has the meaning set forth in Section 2.07(b).

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.07.

“Securities Act” has the meaning set forth in Section 3.23(a).

“Shareholder” means any Person who holds shares of capital stock or membership interests of Onewire.

“Recruiter” has the meaning set forth in the preamble.

“Recruiter Balance Sheet” has the meaning set forth in Section 4.09.

“Recruiter Common Stock” means the common stock, par value $0.0001 per share, of Recruiter.

“Recruiter Indemnitees” has the meaning set forth in Section 8.02.

“Release” has the meaning set forth in Section 3.22.

“Shareholders” means the holders of membership interests of Onewire.

“Software” means any and all computer software and code, including all new versions, updates, revisions, improvements and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, architecture, schematics, records, libraries, and data, databases and data collections, and all related specifications and documentation, including developer notes, comments and annotations, user manuals and training materials relating to any of the foregoing.

“Target Working Capital” means $135,000.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, in each case, that is filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or similar charges, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties imposed by a Governmental Authority.

“Transaction Documents” means this Agreement, the Ancillary Documents and each other agreement, instrument and document contemplated hereby and thereby.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, the OTCQB, the OTCQX, or the OTC Pink Marketplace (or any successors to any of the foregoing).

“Transaction Expenses” means all fees and expenses incurred by Onewire and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Documents, and the performance and consummation of the other transactions contemplated hereby and thereby.

“Union” has the meaning set forth in Section 3.19(b).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (i) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York, NY time) to 4:02 p.m. (New York, NY time)), (ii)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (iii) if the Common Stock is not then listed or quoted for trading on the OTCQB or OTCQX and if prices for the Common Stock are then reported by the OTC Pink marketplace published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (iv) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by Recruiter and Onewire, the fees and expenses of which shall be paid by Recruiter.

“Written Consent” has the meaning set forth in Section 3.02(b).

Article II
PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Onewire shall sell, assign, transfer, convey and deliver to Newco, and Newco shall purchase, acquire and assume from Onewire, free and clear of any Encumbrances other than Permitted Encumbrances, all of Onewire’s right, title and interest in, to and under all of Onewire’s assets, including the following assets (collectively, the “Purchased Assets”) but specifically excluding the Excluded Assets:

(a)       all cash, cash equivalents, and negotiable instruments held by Onewire of or related to the Business, and any claim, remedy or other right related or indirectly to any of the Purchased Assets, including, for the avoidance of doubt, cash held in bank accounts and elsewhere within the Business and cash held for or on behalf of third parties, including but not limited to customer deposits (“Cash”);

(b)       all accounts receivable of the Business (“Accounts Receivable”);

(c)       all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business (“Inventory”);

(d)       all sales and client relationships, including customer lists and third-party lists relating to such relationships;

(e)       all Contracts set forth on Schedule 2.01(e) (the “Assigned Contracts”);

(f)       all Onewire Intellectual Property, including without limitation, all user and personal profiles, resumes, and client, CRM, recruiter and other databases, brands, Website domains, software code, the right to sue and recover for past, present or future infringement or other unauthorized use of such Onewire Intellectual Property, and the Onewire Intellectual Property specifically listed on Schedule 2.01(f)

(g)       all social media accounts;

(h)       all partnership and vendor agreements as needed to maintain the Business as currently conducted;

(i)       all training and operating manuals;

(j)       all Permits which are held by Onewire and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Schedule 3.18(b), but solely to the extent assignable;

(k)       all rights to any Actions of any nature available to or being pursued by Onewire to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, but specifically excluding any Action against Onewire or its Affiliates;

(l)       all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees relating to any of the Purchased Assets;

(m)       all of Onewire’s rights under warranties, indemnities and all similar rights against third parties, other than its Affiliates, to the extent related to any Purchased Assets;

(n)       all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities, but solely to the extent assignable;

(o)       copies of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, and marketing and promotional surveys (“Books and Records”);

(p)       all equipment, machinery, tools, vehicles, office equipment, supplies, computers, servers and other hardware, telephones and other tangible personal property of the Business;

(q)       all telephone numbers, fax numbers, e-mail addresses, postal addresses and postal boxes related to or used in the Business;

(r)       all goodwill and the going concern value relating to the Purchased Assets; and

(s)       all other assets of Onewire relating to the Business, other than the Excluded Assets.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include any assets of Onewire which are not set forth in Section 2.01, including, without limitation, the following assets (collectively, the “Excluded Assets”):

(a)       organizational documents, Tax Returns, rights to Tax refunds, books of account or other records having to do with the organization of Onewire;

(b)       securities of Onewire;

(c)       the lease set forth on Schedule 2.02(c);

(d)       all Contracts that are not Assigned Contracts;

(e)       all rights that accrue or will accrue to Onewire or its Affiliates under the Transaction Documents;

(f)       all Benefit Plans and assets attributable thereto; and

(g)       all of the assets, properties and rights, if any, specifically set forth on Schedule 2.02(g).

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Recruiter and Newco shall assume and agree to pay, perform and discharge only the following Liabilities of Onewire (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)       all Liabilities in respect of the Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Onewire or its Affiliates on or prior to the Closing Date; and

(b)       those Liabilities of Onewire set forth on Schedule 2.03(b).

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.01 or any other provision in this Agreement to the contrary, Recruiter and Newco shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Onewire or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Onewire shall, and shall cause each of its Affiliates to, timely pay and satisfy all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)       any Transaction Expenses or other Liabilities of Onewire or its Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the underlying transactions contemplated hereby or thereby, including, without limitation, Transaction Expenses and the fees and expenses of counsel, accountants, consultants and advisers to Onewire and/or its Affiliates;

(b)       any Liabilities relating to or arising out of the Excluded Assets;

(c)       any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the ownership or operation of the Business or the Purchased Assets on or before the Closing Date;

(d)       all other Liabilities and obligations arising out of, relating to or otherwise in respect of Onewire’s ownership or operation of the Business and the Purchased Assets on or before the Closing Date (other than Current Liabilities included in the calculation of Closing Working Capital); and

(e)       any Liabilities for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and (ii) any other Taxes of Onewire or its Affiliates (other than Taxes specifically allocated to Newco hereunder) for any taxable period;

(f)       except as specifically set forth herein, any Liabilities of Onewire and its Affiliates relating to or arising out of (i) the employment, or termination of employment, of any employee of the Business prior to the Closing Date, (ii) workers’ compensation claims of any employee of the Business which relate to events occurring prior to the Closing Date; and (iii) all Benefit Plans of Onewire or its Affiliates;

(g)       all Liabilities relating to Contracts that are not Assigned Contracts; and

(h)       any other Liabilities not relating to the Purchased Assets.

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 1:00 p.m., New York, NY time, no later than three Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), by electronic or other exchange of documents, or at such other time or on such other date as Onewire and Recruiter may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06 Closing Deliverables.

(a)       At or prior to the Closing, Onewire shall deliver, or cause to be delivered, to Newco the following:

(i)       duly executed copies of this Agreement and each other Transaction Document to which Onewire or its Affiliates are a party;

(ii)       an estimated Closing Date balance sheet reflecting the Current Assets and Current Liabilities as of the Closing Date;

(iii)        a certificate, dated the Closing Date and signed by a duly authorized officer of Onewire, certifying that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(iv)       a certificate, dated the Closing Date and signed by a duly authorized officer of Onewire, certifying that (A) attached thereto are true and complete copies of all resolutions and consents set forth in Section 3.02 authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) all such resolutions and consents are in full force and effect and are all the resolutions and consents adopted in connection with the transactions contemplated hereby and thereby;

(v)       such other documents or instruments as Recruiter or Newco reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)       At the Closing, Recruiter and Newco, as applicable, shall deliver to Onewire (and/or to such other Persons as Onewire may direct) the following:

(i)       duly executed copies of this Agreement and each other Transaction Document to which Newco or Recruiter are party

(ii)       the Closing Share Payment (as defined below);

(iii)       a certificate, dated the Closing Date and signed by a duly authorized officer of Recruiter, certifying that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;

(iv)       a certificate, dated the Closing Date and signed by the Secretary or an Assistant Secretary (or equivalent officer) of Recruiter and Newco, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Recruiter authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions and written authorizations are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v)       such other documents or instruments as Onewire reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.07 Purchase Price; Holdback Shares.

(a)       The aggregate purchase price for the Purchased Assets shall be equal to the Purchase Price, plus the assumption of the Assumed Liabilities. The Parties agree and acknowledge that Onewire shall be solely responsible for, and shall pay in full on or before the Closing Date, all of Onewire’s (i) Indebtedness, (ii) Transaction Expenses, and (iii) Liabilities that are not Assumed Liabilities.

(b)       On the Closing Date, Recruiter shall issue the Share Consideration to Onewire (the “Closing Share Payment”), of which the Holdback Shares will be held by Onewire pursuant to Section 2.07(c), Section 2.08, Section 2.09, and shall be used to fund the Onewire’s indemnity obligations pursuant to Article VIII.

(c)       Holdback Shares. At Closing, Recruiter shall issue the Holdback Shares to Onewire, provided, however, that the Holdback Shares shall be subject to forfeiture to Recruiter for no consideration in accordance with Onewire's indemnity obligations pursuant to Article VIII (the "Holdback Forfeiture Condition"). On the date that is one (1) year after the Closing Date (the "Release Date"), the Holdback Forfeiture Condition shall expire with respect to the Holdback Shares.

Section 2.08 Closing Working Capital Adjustment; Post-Closing True-Up.

(a)       At least three (3) Business Day before the Closing, Onewire shall prepare and deliver to Newco a statement (the “Estimated Closing Working Capital Statement”) setting forth Onewire’s good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), including the calculation thereof in reasonable detail, calculated using the same methodology as set forth on Exhibit C.

(b)       At the Closing, the Purchase Price shall be either (i) increased by the amount, if any, by which the Estimated Closing Working Capital (as set forth in the Estimated Closing Working Capital Statement) is greater than the Target Working Capital, or (ii) decreased by the amount, if any, by which the Estimated Closing Working Capital (as set forth in the Estimated Closing Working Capital Statement) is less than the Target Working Capital.

(c)       As soon as reasonably practicable but in any event within 45 days after the Closing Date, Newco shall prepare and deliver to Onewire a statement (the “Closing Working Capital Statement”) setting forth Newco’s calculation of Closing Working Capital, including the calculation thereof in reasonable detail calculated using the same methodology as set forth on Exhibit C. The post-closing working capital adjustment (the “Post-Closing Working Capital Adjustment”) shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital.

(d)       After receipt of the Closing Working Capital Statement, Onewire shall have 45 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Onewire and its accountants shall, at their sole expense, have reasonable access to the personnel of, and work papers prepared by, Newco or Newco’s accountants to the extent relating to the Closing Working Capital Statement and the calculation of the Post-Closing Adjustment; provided, however, that any such access shall be during normal business hours and shall be conducted in a manner so not to disrupt the operations of the Business.

(e)       On or prior to the last day of the Review Period, Onewire may object to the Closing Working Capital Statement by delivering to Newco a written statement setting forth Onewire’s objections in reasonable detail (the “Statement of Objections”). If Onewire fails to deliver the Statement of Objections before the expiration of the Review Period, then the Closing Working Capital Statement and the Post-Closing Working Capital Adjustment (reflected in the Closing Working Capital Statement), as the case may be, shall be deemed to have been accepted by Onewire. If Onewire delivers the Statement of Objections prior to the expiration of the Review Period, then Onewire and Newco shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”) and, if such objections are resolved within the Resolution Period, then the Post-Closing Working Capital Adjustment and the Closing Working Capital Statement, with such changes as may have been previously agreed in writing by Newco and Onewire, shall be final and binding upon the Parties.

(f)       If Onewire and Newco fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of an impartial internationally recognized firm of independent certified public accountants other than Newco’s accountants or Onewire’s accountants (the “Independent Accountant”) and appointed mutually by Onewire and Newco, who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Working Capital Adjustment, as the case may be, and the Closing Working Capital Statement. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(g)       The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the Parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Working Capital Adjustment shall be conclusive and binding upon the Parties hereto.

(h)       Except as otherwise provided herein, any payment of the Post-Closing Working Capital Adjustment shall be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution of such Disputed Amounts pursuant to Section2.08(c). If the Post-Closing Working Capital Adjustment, as finally determined by the Independent Accountant, is a positive number in favor of Onewire (i.e., the Closing Working Capital is greater than the Estimated Closing Working Capital), Recruiter shall issue to Onewire additional shares of Recruiter Common Stock based on the Share Consideration Price Per Share on the payment date. If the Post-Closing Working Capital Adjustment, as finally determined by the Independent Accountant, is a negative number in favor of Newco (i.e., the Closing Working Capital is less than the Estimated Closing Working Capital), Onewire shall transfer to Recruiter from the Holdback Shares the appropriate number of shares of Recruiter Common Stock based on the Share Consideration Price Per Share on the payment date.

(i)       Allocations; Adjustments for Tax Purposes. For U.S. federal Taxes, Recruiter, Newco and Onewire agree to allocate the Purchase Price, the Assumed Liabilities, and all other relevant items among the Purchased Assets (the “Allocation”) in accordance with the Purchase Price Allocation Methodology attached hereto as Exhibit F. Any payments made pursuant to this Section 2.08 shall be treated as an adjustment to the Purchase Price by the Parties for Taxes purposes, unless otherwise required by applicable Law. Neither Recruiter, Newco nor Onewire shall, nor shall they permit their respective Affiliates to, take any position inconsistent with the Purchase Price Allocation Methodology. Recruiter, Newco and Onewire shall make appropriate adjustments to the Allocation to reflect the adjustments to the Purchase Price set forth in this Section 2.08 and Section 2.09.

Section 2.09 Post-Closing Revenue True-Up.

(a)       Subject to the terms and conditions of this Section 2.09, Onewire shall be entitled to receive additional shares of Recruiter Common Stock based on the amount of Onewire Business Revenue actually collected for fiscal 2020 (the “Onewire Revenue True-Up Payment”).

(b)       In the event that the aggregate amount of the Onewire Business Revenue for the period commencing on January 1, 2020 and ending on December 31, 2020, and actually collected by Onewire by the close of business on February 28, 2021 (the “2020 Base Revenue Amount”), as reflected in Onewire’s 2020 audited financial statements (the “Onewire 2020 Audited Financials”), is greater than the Onewire Valuation, Onewire shall be entitled to receive, and Recruiter shall pay and deliver to Onewire within 45 days following delivery of the Onewire 2020 Audited Financials, a Onewire Revenue True-Up Payment in an amount equal to the 2020 Base Revenue Amount minus the Onwire Valuation. Such Onewire Revenue True-Up Payment shall be made by Recruiter in shares of Recruiter Common Stock based on the Share Consideration Price Per Share on the date such Onewire Revenue True-Up Payment is made.

(c)       In the event that the Onewire Revenue True-Up Payment pursuant to Section 2.09(b) is less than the 2020 Base Revenue Amount, Newco shall be entitled to receive, and Onewire shall transfer and deliver to Newco within 45 days following delivery of the Onewire 2020 Audited Financials, a payment in an amount equal to the difference between the Revenue True-Up Payment and the 2020 Base Revenue Amount (the “Newco Revenue True-Up Payment”); provided, however, that in no event shall the Newco Revenue True-Up Payment exceed 50% of the aggregate value of the Holdback Shares based on the Share Consideration Price Per Share on the date that such Newco Revenue True-Up Payment is made. The Newco Revenue True-Up Payment shall be made by Onewire in the form of shares of Recruiter Common Stock, based on the Share Consideration Price Per Share on the date such Newco Revenue True-Up Payment is made. In the event of a dispute regarding the amount or calculation of the Revenue True-Up Payment, such dispute shall be resolved by the Independent Accountant in accordance with Section 2.08.

Section 2.10 Tax Consequences; Plan of Reorganization; Tax Reporting. The Parties intend that the purchase of the Purchased Assets contemplated by this Agreement shall qualify as a tax-free reorganization pursuant to Section 368(a)(1)(C) of the Code and that the receipt of all Recruiter Common Stock shall qualify as tax free consideration for the Purchased Assets pursuant to Section 361(a) of the Code. The Parties shall file all Tax Returns required by Law consistent with such treatment, except as otherwise required by final determination of a Tax authority. By executing this Agreement, the Parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Notwithstanding the foregoing, Recruiter makes no representations or warranties to Onewire regarding the Tax treatment of the transaction contemplated hereby, or any of the Tax consequences to Onewire, the Shareholders or other security holders of Onewire, under this Agreement or any of the other transactions or agreements contemplated hereby. Onewire acknowledges that it is relying solely on Onewire’s own Tax advisors in connection with this Agreement and the other transactions and agreements contemplated hereby. Neither Onewire, Recruiter, Newco, nor any of their Affiliates, has taken, shall take or agreed to take any action, or shall refrain from taking any action, that would reasonably be expected to prevent the transactions contemplated hereby from constituting a reorganization qualifying under Section 368(a)(1)(C) of the Code.

Section 2.11 Third Party Consents. To the extent that Onewire’s rights under any Assigned Contract, or any other Purchased Asset, may not be assigned to Newco without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Onewire, at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Newco’s rights under the Purchased Asset in question so that Newco would not in effect acquire the benefit of all such rights, Onewire, to the maximum extent permitted by law and such Purchased Asset, shall act after the Closing as Newco’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and such Purchased Asset, with Newco in any other reasonable arrangement designed to provide such benefits to Newco.

Section 2.12 Interim Payroll. Upon Closing, Purchaser shall be obligated to make the payroll disbursements in the amounts and to individuals set forth in Exhibit D hereto.

Article III
REPRESENTATIONS AND WARRANTIES OF ONEWIRE AND ONEWIRE REPRESENTATIVE

Onewire and the Onewire Representative represent and warrant to Newco and Recruiter that the statements contained in this Article III are true and correct as of the date hereof and will be true and correct on the Closing Date, subject to such exceptions as are disclosed (referencing the appropriate section and paragraph numbers) in the Disclosure Schedule attached to this Agreement as Exhibit G and incorporated herein by this reference and made a part hereof (the “Onewire Disclosure Schedule”).

Section 3.01 Organization and Qualification of Onewire. Onewire is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Onewire is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business or the Purchased Assets or the ability of Onewire to consummate the transactions contemplated hereby and by the Ancillary Documents in accordance with the terms hereof and thereof.

Section 3.02 Authority; Shareholder Approval

(a)       Onewire has full power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Onewire of this Agreement and any Ancillary Document to which it is a party and the consummation by Onewire of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Onewire and no other proceedings on the part of Onewire are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Onewire, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Onewire enforceable against Onewire in accordance with its terms. When each Ancillary Document to which Onewire is or will be a party has been duly executed and delivered by Onewire (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Onewire enforceable against it in accordance with its terms.

(b)       Onewire, pursuant to written consents of the Shareholders in lieu of a meeting (the “Written Consent”) and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof, obtained the consent of the Shareholders required under Onewire’s Charter Documents (“Requisite Onewire Vote”) to approve this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby in accordance with the Delaware General Corporation Law, as amended. Onewire has delivered to Newco and Recruiter a copy of the Written Consent approving this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. Other than the Written Consent, no other consents of the Share holders are required in order to authorize and approve this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and no Shareholder has or has exercised any dissenters’ or appraisal rights with respect to the transactions contemplated by this Agreement.

Section 3.03 No Conflicts; Consents. Except as set forth in Schedule 3.03, the execution, delivery and performance by Onewire of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Certificate of Incorporation, Bylaws or other organizational documents of Onewire (“Onewire Charter Documents”); (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Onewire, the Business or the Purchased Assets; (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Onewire is a party or by which Onewire or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. Except as set forth in Schedule 3.03, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Onewire in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.04 Financial Statements. Complete copies of Onewire’s unaudited financial statements consisting of the balance sheet of Onewire at March 31, 2021 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the year (the “Financial Statements”) are attached as Exhibit H. The Financial Statements have been prepared in accordance with GAAP and are based on Onewire’s books and records and fairly present in all material respects the financial position of Onewire as of the respective dates they were prepared and the results of the operations of Onewire for the periods indicated. The balance sheet of Onewire as of March 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 3.05 Undisclosed Liabilities. Onewire has no Liabilities, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount, or (c) those set forth in Schedule 3.05.

Section 3.06 Absence of Certain Changes, Events and Conditions. Except as set forth in Schedule 3.06, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to Onewire’s Business, any:

(a)       event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)       amendment of the Onewire Charter Documents;

(c)       material change in any method of accounting or accounting practice of Onewire, except as required by GAAP or disclosed in the notes to the Financial Statements;

(d)       material change in Onewire’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e)       entry into any Contract that would constitute a Material Contract except with Recruiter or Newco;

(f)       transfer, assignment, sale, or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet or cancellation of any debts, entitlements or claims, or amendment, termination or waiver of any rights constituting Purchased Assets, other than to Recruiter or an Affiliate thereof;

(g)       transfer, assignment, or grant of any license or sublicense of any material rights under or with respect to any Onewire Intellectual Property or Onewire IP Agreements;

(h)       material damage, destruction, or loss of any Purchased Assets (whether or not covered by insurance);

(i)       capital investment in, or any loan to, any other Person;

(j)       acceleration, termination, material modification to, or cancellation of any Material Contract or Permit;

(k)       material capital expenditures which would constitute an Assumed Liability;

(l)       imposition of any Encumbrance upon any of the Purchased Assets, other than any Permitted Encumbrance;

(m)       (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension, or other compensation or benefits in respect of its current or former employees, officers, directors, managers, independent contractors, or consultants, other than (A) as provided for in any written agreements , (B) a distribution of the Purchase Price to any current or former employees, officers, directors, managers, independent contractors, or consultants of Onewire, (C) as required by applicable Law, or (D) in the ordinary course of business and consistent with past practice, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000 per annum, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor, or consultant;

(n)       hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(o)       adoption, modification, or termination of any: (i) employment, severance, retention, or other agreement with any current or former employee, officer, director, manager, independent contractor, or consultant, except in the ordinary course of business and consistent with past practice, or (ii) Benefit Plan collective bargaining or other agreement with a union, in each case whether written or oral;

(p)       loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Shareholders or current or former officers, directors and employees (other than the payment of compensation to employees in the ordinary course of business and consistent with past practice);

(q)       abandonment or discontinuance of the Business;

(r)       adoption of any plan of merger, consolidation, reorganization, liquidation, or dissolution, or filing of a petition in bankruptcy under any provisions of federal bankruptcy Law or state insolvency Law or consent to the filing of any bankruptcy or insolvency petition against it under any similar Law;

(s)       purchase, lease or other acquisition of the right to own, use, or lease any property or assets, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice; or

(t)       any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.07 Material Contracts.

(a)       Schedule 3.07(a) lists each of the following Contracts of Onewire affecting the Business (x) by which any of the Purchased Assets are bound or affected or (y) to which Onewire is a party or by which it is bound in connection with the Business or the Purchased Assets (the “Material Contracts”):

(i)       all Onewire IP Agreements;

(ii)       each Contract of Onewire involving aggregate consideration in a twelve (12) month period in excess of $25,000 and which, in each case, cannot be cancelled by Onewire without penalty or without more than 90 days’ notice;

(iii)       all Contracts that require Onewire to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iv)       all Contracts that provide for the indemnification by Onewire of any Person or the assumption of any Taxes, environmental, or other Liability of any Person;

(v)       all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or other equity or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets, or otherwise);

(vi)       all broker, distributor, dealer, agency, sales promotion, market research, marketing consulting, and advertising Contracts to which Onewire is a party;

(vii)       all employment Contracts and Contracts with independent contractors or consultants (or similar arrangements) to which Onewire is a party and which contain any severance provisions, or are not cancellable without material penalty or without more than 90 days’ notice;

(viii)       all Contracts relating to Indebtedness (including, without limitation, guarantees) of Onewire;

(ix)       all Contracts with any Governmental Authority to which Onewire is a party (“Government Contracts”);

(x)       all Contracts that limit or purport to limit the ability of Onewire to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)       any Contracts to which Onewire is a party that provide for any joint venture, partnership, or similar arrangement by Onewire;

(xii)       all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xiii)       all powers of attorney with respect to the Business or any Purchased Asset;

(xiv)       all collective bargaining agreements or Contracts with any union to which Onewire is a party; and

(xv)       any other Contract that is material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 3.07.

(b)       Each Material Contract is valid and binding on Onewire in accordance with its terms and is in full force and effect. Except as set forth in Schedule 3.07(b), none of Onewire or, to Onewire’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Newco. Except as set forth in Schedule 3.07(b), there are no material disputes pending or, to Onewire’s Knowledge, threatened under any Contract included in the Purchased Assets.

Section 3.08 Title to Purchased Assets

(a)       Onewire has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)       liens for Taxes not yet due and payable;

(ii)       mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(iii)       easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; or

(iv)       liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business.

(b)       Schedule 3.08(b) lists the street address of each parcel of Real Property used in or necessary for the conduct of the Business as currently conducted.

Section 3.09 Condition and Sufficiency of Assets. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

Section 3.10 Intellectual Property.

(a)       Each Onewire IP Agreement is valid and binding on Onewire in accordance with its terms and is in full force and effect. Neither Onewire nor, to Onewire’s Knowledge, any other party thereto is in breach of or default under (or, to Onewire’s Knowledge, is alleged to be in breach of or default under), or, to Onewire’s Knowledge, has provided or received any notice of breach or default of or any intention to terminate, any Onewire IP Agreement.

(b)       Except as set forth in Schedule 3.10(b), Onewire is the sole and exclusive legal and beneficial, and with respect to Onewire IP Registrations, record, owner of all right, title and interest in and to Onewire Intellectual Property, and, to Onewire’s Knowledge, has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(c)       The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Onewire’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(d)       To Onewire’s Knowledge, Onewire’s rights in Onewire Intellectual Property are valid, subsisting and enforceable.

(e)       To Onewire’s Knowledge, the conduct of the Business as currently and formerly conducted, and the products, processes and services of Onewire, have not infringed, misappropriated, diluted or otherwise violated the Intellectual Property or other rights of any Person. To Onewire’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Onewire Intellectual Property.

(f)       There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to Onewire’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Onewire in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Onewire Intellectual Property or Onewire’s rights with respect to any Onewire Intellectual Property; or (iii) by Onewire or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of Onewire Intellectual Property. Onewire is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Onewire Intellectual Property.

Section 3.11 Conformance with Specifications; Defects; Malicious Code.

(A)       All Onewire Products conform in all material respects to all applicable warranties in all Contracts with customers.

(B)       To the Knowledge of Onewire, none of the Onewire Products contain any bug, defect or error that materially adversely affects the functionality or performance of such Onewire Product against its applicable specifications.

(C)       To the Knowledge of Onewire, none of the Onewire Products, and no other Software used in the provision of any Onewire Product or otherwise in the operation of its business, contains any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that could reasonably be expected to, (i) disrupt, disable, harm or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network or device on which any Onewire Product or such other Software is installed, stored or used, or (ii) damage, destroy or prevent the access to or use of any data or file without the user’s consent. Onewire has taken reasonable steps designed to prevent the introduction of Malicious Code into Onewire Products.

Section 3.12 IT Systems.

(A)       To the Knowledge of Onewire, Onewire’s information technology systems are reasonably sufficient for the needs of Onewire’s business as currently conducted, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. Onewire’s information technology are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats or otherwise) for all Software, in each case as necessary for the conduct of Onewire’s business as currently conducted.

(B)       To the Knowledge of Onewire, in the last three years, there has been no material unauthorized access, use, intrusion or breach of security, or material failure, breakdown, performance reduction or other adverse event affecting any Onewire systems, that has resulted in or could reasonably be expected to result in any: (i) substantial disruption of or interruption in or to the use of such Onewire systems or the conduct of Onewire’s business; (ii) material loss, destruction, damage or harm of or to Onewire or its operations, personnel, property or other assets; or (iii) material Liability of any kind to Onewire. Onewire has taken reasonable actions, consistent with applicable industry best practices in Onewire’s industry, to protect the integrity and security of Onewire systems and the data and other information stored thereon.

(C)       Onewire maintains commercially reasonable back-up and data recovery, and procedures and has acted in material compliance therewith.

Section 3.13 Privacy Policies Onewire has complied and is in compliance with all Onewire privacy policies and with all applicable Laws and Contracts to which it is a party relating to: (i) the privacy of customers or users of the Onewire Products, any website, product or service operated by or on behalf of Onewire; and (ii) the collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of any Customer Data or Personal Information by Onewire or by third parties having authorized access to the records of Onewire, with respect to each of (i) and (ii) in all material respects. No claims have been asserted or are threatened against Onewire alleging a violation of any Person’s privacy, confidentiality or other rights under any Onewire Privacy Policy, under any Contract, or under any Law relating to any Customer Data or Personal Information. With respect to any Customer Data and Personal Information, Onewire has taken commercially reasonable measures (including implementing and monitoring compliance with respect to technical and physical security) designed to safeguard such data against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of Onewire, there has been no unauthorized access to or other misuse of any Customer Data and Personal Information. Onewire has not received any complaint from any Person (including any action letter or other inquiry from any Governmental Authority) regarding Onewire’s collection, storage, hosting, disclosure, transmission, transfer, disposal, other processing or security of Customer Data or Personal Information. To the Knowledge of Onewire, there have been no facts or circumstances that would require Onewire to give notice to any customers, suppliers, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to an applicable Law requiring notice of such a breach.

Section 3.14 Accounts Receivable. The Accounts Receivable reflected on the Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Onewire involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Onewire not subject to claims of set-off or other defenses or counterclaims other than normal discounts entered into in the ordinary course of business consistent with past practice; and (c) are collectible in the ordinary course of business. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of Onewire have been determined in accordance with past practices, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15 Data Protection.

(a)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Onewire has adopted, and is, and during the 24 month period prior to the date hereof has been, in compliance with, commercially reasonable policies and procedures that apply to the Business with respect to privacy, data protection, security, and the collection and use of Personal Information gathered or accessed in the course of the operations of the Business.

(b)       During the 24 month period prior to the date hereof, (i) to Onewire’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any Personal Information maintained, collected, stored or processed by or on behalf of Onewire, and (ii) no Person has made any claim or commenced any Action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such Personal Information or otherwise relating to the collection or use of any such Personal Information.

(c)       Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Onewire and its Privacy Policies, are, and during the 24 month period prior to the date hereof have been, in compliance with all Data Protection Programs and all contractual commitments that Onewire has entered into with respect to Personal Information. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not violate any Privacy Policy as it currently exists or as it existed at any time during which any Personal Information was collected or obtained by Onewire. Upon the Closing, Newco will own and continue to have the right to use all such Personal Information on identical terms and conditions as Onewire enjoyed immediately prior to the Closing.

Section 3.16 Insurance. Schedule 3.16 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability, data privacy and cybersecurity, and other casualty and property insurance maintained by Onewire and relating to the Business (including without limitation as they relate to its employees, officers, managers and directors of Onewire), the Purchased Assets and the Assumed Liabilities (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Newco. Such Insurance Policies are in full force and effect and shall be maintained in full force and effect by Onewire through the Closing Date. Onewire has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based Liability on the part of Onewire. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth in Schedule 3.16, there are no claims related to the Business, Purchased Assets or Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Onewire is not in default under, and has not otherwise failed to comply with, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Onewire is a party or by which it is bound.

Section 3.17 Legal Proceedings; Governmental Orders.

(a)       Except as set forth in Schedule 3.17, there are no Actions pending or, threatened (i) against or by Onewire relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) against or by Onewire that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)       There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards relating to or affecting the Business or the Purchased Assets.

Section 3.18 Compliance With Laws; Permits.

(a)       To Onewire’s Knowledge, Onewire has complied in all material respects, and is now complying in all material respects, with all Laws applicable to it, the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)       All Permits required for Onewire to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 3.18(b) lists all current Permits issued to Onewire which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.18(b).

(c)       Since January 1, 2018, none of Onewire or any of its directors, or officers, or to the Knowledge of Onewire, any of its other Representatives or any Person performing services for Onewire, has, in connection with or acting on behalf of Onewire, directly or indirectly, (i) used corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any official, officer, employee, or representative of any Governmental Authority; or (iii) made any bribe, payoff, rebate, influence payment, kickback, or other unlawful payment. Onewire is, to the extent applicable, in compliance with any applicable Law, whether foreign or domestic, governing corrupt practices, money laundering, anti-bribery, or anticorruption, including the Foreign Corrupt Practices Act of 1977 (the “FCPA”). Since January 1, 2018, Onewire has not, in connection with or relating to the Business, Purchased Assets or Assumed Liabilities received any written notice alleging any such violation or made any voluntary or involuntary disclosure to a Governmental Authority, or conducted any internal investigation concerning any actual or alleged violation of the FCPA.

(d)       Onewire is in compliance in all material respects with all Laws relating to imports, exports, and economic sanctions, including all Laws administered and enforced by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). Since January 1, 2017, Onewire has not been a party to any Contract, nor has Onewire been engaged in, any transaction or other business, directly or indirectly, with any Governmental Authority or other Person that appears on any list of OFAC-sanctioned parties (including any Person that appears on OFAC’s Specially Designated Nationals and Blocked Persons List), is owned or controlled by such a Person, or is located or organized in any country or territory that is subject to comprehensive OFAC sanctions (an “OFAC Prohibited Party”). Neither Onewire nor any of the directors, or officers of Onewire is an OFAC Prohibited Party or is a target of material sanctions in any other jurisdiction in which Onewire has business operations or arrangements. To the Knowledge of Onewire, no proceeds from the sale of Onewire Common Stock or other securities was provided to or used for the benefit of any OFAC Prohibited Party. For the purposes of the definition of “OFAC Prohibited Party,” the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

The representations and warranties made in this Section 3.18 do not apply to matters covered by, Section 3.19 (Employment Matters), and Section 3.20 (Taxes).

Section 3.19 Employment Matters.

(a)       With respect to the Business, Schedule 3.19(a) sets forth a list of all persons who are employees (“Employees”), independent contractors, or consultants, of Onewire (each, together with the Employees, collectively, “Personnel”) as of the date hereof, including any Personnel who are on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus, or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof, including without limitation paid time off and severance benefits. Except as set forth in Schedule 3.19(a), as of the date hereof and the Closing Date, all compensation, including wages, commissions, and bonuses, payable to all Personnel of Onewire for services performed on or prior to the date hereof has been paid in full (or accrued in full on Onewire’s financial statements) and there are no outstanding agreements, understandings, or commitments of Onewire with respect to any compensation, commissions or bonuses.

(b)       Onewire is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of Onewire, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. To Onewire’s Knowledge, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Onewire or any of its employees. Onewire has no duty to bargain with any Union.

(c)       Onewire is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees or any other Personnel of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment including sexual harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Onewire as independent contractors or consultants are properly treated as independent contractors under all applicable Laws, and all employees of Onewire classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. There are no Actions against Onewire pending or threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, or independent contractor of Onewire, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(d)       Onewire has never been a party to any Government Contract.

Section 3.20 Taxes.

(a)       All Tax Returns required by Law to be filed on or before the Closing Date by Onewire have been, or will be, timely filed (taking into account all applicable extensions). All Taxes required by Law to be paid by Onewire (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)       Onewire has withheld and paid each Tax required by Law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)       No written claim has been made by any taxing authority in any jurisdiction where Onewire does not file Tax Returns alleging that Onewire is, or may be, subject to Tax by that jurisdiction and, to Onewire’s Knowledge, no such claim has been threatened.

(d)       No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Onewire, which such extension or waiver remains in effect.

(e)       Schedule 3.20(e) sets forth:

(i)       those years for which examinations of Onewire by the taxing authorities have been completed; and

(ii)       those taxable years for which examinations of Onewire by taxing authorities are presently being conducted.

(f)       All deficiencies asserted, or assessments made, against Onewire as a result of any examinations by any taxing authority have been fully paid or otherwise resolved.

(g)       Onewire is not a party to any Action by any taxing authority. There are no pending or, to the Knowledge of Onewire, threatened Actions by any taxing authority.

(h)       Onewire has delivered to Newco copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Onewire for all Tax periods ending on or after December 31, 2015.

(i)       There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the Purchased Assets.

(j)       Onewire is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, other than commercial Contracts the principal purposes of which are unrelated to Taxes and which are set forth on Schedule 3.20(j).

(k)       No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority, in each case, with respect to Onewire.

(l)       Onewire has no Liability for Taxes of any Person (other than Onewire), as transferee or successor, by contract (other than commercial Contracts the principal purposes of which are unrelated to Taxes) or otherwise;

(m)       Onewire is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(n)       Intentionally deleted.

(o)       None of the Purchased Assets is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code, (ii) subject to Section 168(g)(1)(A) of the Code, (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code, or (iv) tax-exempt use property within the meaning of Section 168(h) of the Code.

(p)       Schedule 3.20(p) sets forth all jurisdictions outside the United States in which Onewire is subject to Tax, is engaged in business or has a permanent establishment.

Section 3.21 Related Party Transactions. Except as set forth in Schedule 3.21 and except with respect to the Onewire Charter Documents, no executive officer, or director of Onewire or any Person owning five percent or more of Onewire common stock (or any of such Person’s immediate family members or Affiliates or associates), is a party to any Contract with or binding upon Onewire or any of its assets, rights or properties or has any interest in any property owned by Onewire or has engaged in any transaction with any of the foregoing within the last 18 months.

Section 3.22 Environmental Liability.

(a)       Onewire is, and since January 1, 2015, have been, in material compliance with all Environmental Laws applicable to its operations or use of the Real Property;

(b)       Since January 1, 2015, Onewire has not generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release of any Hazardous Material by Onewire at or on the Real Property that requires reporting, investigation or remediation by Onewire pursuant to any Environmental Law, and Onewire has not installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Material in any manner that would reasonably be expected to create any material Liability under any Environmental Law;

(c)       To the Knowledge of Onewire, there is not present in, on or under any of the Real Property any Hazardous Material in such form or quantity as to create any material Liability for Onewire under any Environmental Law;

(d)       Onewire has obtained each Permit that it is or was required to obtain under any Environmental Law, and all of such Permits that are currently held by Onewire listed in Schedule 3.22. Onewire is, and since January 1, 2015 has been, in compliance with the terms and conditions of all Permits issued to them pursuant to any Environmental Law. To the Knowledge of Onewire, no incident, condition, change, effect or circumstance has occurred or exists that would reasonably be expected to prevent or interfere with such compliance by Onewire in the future;

(e)       Onewire has not (i) received notice under the citizen suit provisions of any Environmental Law; (ii) received any written request for information, notice, demand letter, administrative inquiry or written complaint or claim under any Environmental Law; (iii) been subject to or threatened with any enforcement action by any Governmental Authority or citizen group with respect to any Environmental Law, or (iv) received written notice of any Environmental Liability; and

(f)       Onewire has delivered to Newco and Recruiter true, correct and complete copies of all reports, Permits, authorizations, disclosures and other documents relating to the status of any of the Real Property or otherwise relating to the Business with respect to any Environmental Law, including Phase I and Phase Il environmental site assessments related to any of the Real Property that are in Onewire’s possession or control.

(g)       For the purposes of this Agreement:

(i)       “Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

(ii)       “Environmental Laws” means all applicable Laws and agreements with Governmental Authorities and all other statutory or other legal requirements relating to public health or the protection of human health or the environment and all Permits issued pursuant to such Laws, agreements or statutory requirements.

(iii)       “Environmental Liability” means any Liability arising under any Environmental Law.

(iv)       “Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

(v)       “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

Section 3.23 Brokers. No Person, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Onewire.

Section 3.24 Investment Representations. With respect to Onewire receiving Recruiter Common Stock hereunder:

(a)       Onewire understands that the shares of Recruiter Common Stock it is acquiring hereunder are “restricted securities” and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities Law and is acquiring such shares as principal for its own account and not with a view to or for distributing or reselling such shares or any part thereof in violation of the Securities Act or any applicable state securities Law, has no present intention of distributing any of such shares in violation of the Securities Act or any applicable state securities Law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such shares in violation of the Securities Act or any applicable state securities Law. Each stock certificate representing the shares of Recruiter Common Stock received pursuant to this Agreement shall bear a restrictive legend evidencing the transfer restrictions set forth herein.

(b)       As of the date Onewire acquires Recruiter Common Stock, Onewire will be: (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(c)       Onewire, either alone or together with its Representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Recruiter Common Stock, and has so evaluated the merits and risks of such investment. Onewire is able to bear the economic risk of an investment in the Recruiter Common Stock and, at the present time, is able to afford a complete loss of such investment.

(d)       Onewire is not acquiring the shares of Recruiter issuable to Onewire hereunder as a result of any advertisement, article, notice, or other communication regarding the stock published in any newspaper, magazine, or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e)       Onewire has been given the opportunity to ask questions of, and receive answers from, Recruiter concerning the terms and conditions herein and to obtain such additional information necessary to verify the accuracy of same as Onewire reasonably desires in order to evaluate the acquisition of the Recruiter Common Stock. Onewire acknowledges it does not desire to receive any further information from Recruiter in order to make its acquisition of the Recruiter Common Stock. Onewire has received no representations or warranties from Recruiter, its employees, agents, or attorneys in making this investment decision other than as set forth in this Agreement.

Section 3.25 Cash and Accounts Receivable. As of the date of this Agreement, Onewire has $10,180.39 in cash and the accounts receivable set forth on Schedule 3.24.

Article IV
REPRESENTATIONS AND WARRANTIES OF RECRUITER AND NEWCO

Recruiter and Newco represent and warrant to Onewire that the statements contained in this Article IV are true and correct as of the date hereof and will be true and correct as of the Closing Date, subject to such exceptions as are disclosed (referencing the appropriate section and paragraph numbers) in the Disclosure Schedule attached to this Agreement as Exhibit I and incorporated herein by this reference and made a part hereof (the “Recruiter Disclosure Schedule”).

Section 4.01 Organization and Qualification of Recruiter and Newco. Each of Recruiter and Newco is a corporation, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Nevada and each has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 4.01 sets forth each jurisdiction in which Recruiter or Newco is licensed or qualified to do business, and Recruiter and Newco are duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

Section 4.02 Authority

(a)       Each of Recruiter and Newco has full power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Recruiter and Newco of this Agreement and any Ancillary Document to which they are a party and the consummation by each of Recruiter and Newco of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Recruiter and Newco and no other proceedings on the part of Recruiter and Newco are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Recruiter and Newco, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of each of Recruiter and Newco enforceable against Recruiter and Newco in accordance with its terms. When each Ancillary Document to which Recruiter or Newco is or will be a party has been duly executed and delivered by Recruiter or Newco (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Recruiter and Newco enforceable against it in accordance with its terms.

(b)       Each of Recruiter and Newco, pursuant to written consents of the board of directors and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof, obtained the affirmative vote or consent of the board of directors approving this Agreement and the transactions contemplated by this Agreement. Each of Recruiter and Newco has delivered to Onewire a copy of the consent approving this Agreement and the transactions contemplated hereby. Other than the consent of the board of directors, no other consents are required in order to authorize and approve this Agreement and the transactions contemplated hereby, and no shareholder of Recruiter or Newco has any dissenters’ or appraisal rights with respect to the transactions contemplated by this Agreement.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Recruiter and Newco of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, bylaws or other organizational documents of Recruiter or Newco, as applicable; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Recruiter or Newco; or (c) require the consent, notice or other action by any Person under any Contract to which Recruiter or Newco is a party. Except as set forth in Schedule 4.03, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Recruiter or Newco in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of Form D with the SEC and compliance with all applicable state securities Laws.

Section 4.04 No Prior Newco Operations. Newco was formed solely for the purpose of purchasing the Purchased Assets hereunder and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.05 Brokers. Except as set forth in Schedule 4.05, no Person, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Recruiter or Newco.

Section 4.06 Legal Proceedings; Governmental Orders.

(a)       Except as set forth in Schedule 4.06, there are no Actions pending or, threatened (a) against or by Recruiter or Newco affecting any of their properties or assets; or (b) against or by Recruiter or Newco that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)       There are no material outstanding Governmental Orders and no material unsatisfied judgments, penalties, or awards against Recruiter or Newco or any of their properties or assets.

Section 4.07 SEC Reports. During the last two years, Recruiter has timely filed all periodic reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder (the “SEC Reports”). Each of the SEC Reports, as of the respective dates thereof (or, if amended or superseded by a filing or submission, as the case may be, prior to the Closing Date, then on the date of such filing or submission, as the case may be) (a) did not contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report. During the last two years, Recruiter did not file any registration statements under the Securities Act.

Section 4.08 Sarbanes-Oxley. Recruiter is in material compliance with all requirements of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date.

Section 4.09 Financial Statements. To the Knowledge of Recruiter, the consolidated financial statements of Recruiter included in the SEC Reports (a) complied in all material respects with the applicable accounting rules and regulations of the SEC with respect thereto as were in effect at the time of filing and (b) have been prepared in accordance with GAAP throughout the periods involved and, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, present fairly, in all material respects, the consolidated financial position of Recruiter as of the dates indicated therein, and the consolidated results of its operations and cash flows for the periods therein specified in accordance with GAAP and Regulation S-X of the SEC, subject, in the case of unaudited financial statements, to normal, immaterial year-end audit adjustments. Recruiter has no Liabilities except (i) those which are adequately reflected or reserved against in Recruiter’s most recent balance sheet included in the SEC Reports (the “Recruiter Balance Sheet”), or (ii) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Recruiter Balance Sheet and which are not, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Recruiter.

Section 4.10 Capitalization. The authorized capital stock of Recruiter consists, immediately prior to the Closing (unless otherwise noted), of the following: 250,000,000 shares of Recruiter Common Stock, of which 8,481,967 shares of Recruiter Common Stock are issued and outstanding, and 10,000,000 shares of preferred stock par value $0.0001 per share (the “Preferred Stock”), of which 1,184,967 shares of Preferred Stock are issued and outstanding. Recruiter has 2,770,000 shares of Recruiter Common Stock for issuance to officers, directors, employees and consultants of Recruiter pursuant to its 2017 Equity Incentive Plan duly adopted by the Board of Directors and approved by the Recruiter stockholders (the “Stock Plan”). Of such shares of Recruiter Common Stock under the Stock Plan, 2,735,665 shares have been issued or underlie outstanding stock options granted under the Stock Plan, and 534,335 shares of Recruiter Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. Except as set forth on Schedule 4.10, there are no Contracts or other obligations relating to the issued or unissued capital stock of Recruiter, or obligating Recruiter to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Recruiter, or that materially affect the rights of the holder of Recruiter Common Stock. Each outstanding share of capital stock of Recruiter is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Recruiter is free and clear of all Encumbrances of any nature whatsoever, other than restrictions under the Securities Act and applicable state securities Laws. None of the outstanding equity securities or other securities of Recruiter was issued in violation of the Securities Act, except for any sales or issuances the claim for which has been barred by Section 13 of the Securities Act.

Section 4.11 Absence of Certain Changes and Events. Except as disclosed in the SEC Reports or on Schedule 4.11, since the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, Recruiter has conducted its business only in the ordinary course of business and there has not been any Material Adverse Effect on Recruiter, and no event has occurred or circumstance exists that may result in a Material Adverse Effect on Recruiter, nor has there been:

(a)       (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of Recruiter, or (ii) any repurchase, redemption or other acquisition by Recruiter of any shares of capital stock or other securities;

(b)       any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of Recruiter, (ii) any option, warrant or right to acquire any capital stock or any other security of Recruiter, or (iii) any instrument convertible into or exchangeable for any capital stock or other security of Recruiter;

(c)       any amendment, to the certificate of incorporation or bylaws of Recruiter, or any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving Recruiter;

(d)       any change of the methods of accounting or accounting practices of Recruiter in any material respect; and

(e)       any agreement or commitment to take any of the actions referred to in clauses (a) through (d) above; provided, that Recruiter through the Closing Date has outstanding warrants, options, debentures and preferred stock that may require Recruiter to issue shares of Common Stock.

Section 4.12 Compliance With Laws; Permits.

(a)       Recruiter and Newco have complied, and are now complying, in all material respects with all Laws applicable to each or their business, properties, or assets.

(b)       Except as disclosed on Schedule 4.12(b), all Permits required for Recruiter and Newco to conduct their business have been obtained by them and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permit except as set forth in Schedule 4.12(b).

(c)       Since January 1, 2018, none of Recruiter or any of its directors or officers, or to the Knowledge of Recruiter, any of its other Representatives or any Person performing services for Recruiter, has, in connection with or acting on behalf of Recruiter, directly or indirectly, (i) used corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any official, officer, employee, or representative of any Governmental Authority; or (iii) made any bribe, payoff, rebate, influence payment, kickback, or other unlawful payment. Recruiter is, to the extent applicable, in material compliance with any applicable Law, whether foreign or domestic, governing corrupt practices, money laundering, anti-bribery, or anticorruption, including the FCPA. Since January 1, 2018, Recruiter has not, in connection with or relating to the business of Recruiter, received any written notice alleging any such violation or made any voluntary or involuntary disclosure to a Governmental Authority, or conducted any internal investigation concerning any actual or alleged violation of the FCPA.

(d)       Recruiter is in compliance in all material respects with all Laws relating to imports, exports, and economic sanctions, including all Laws administered and enforced by OFAC. Since April 1, 2016, Recruiter has not been a party to any Contract, nor has Recruiter been engaged in, any transaction or other business, directly or indirectly, with any OFAC Prohibited Party. Neither Recruiter nor any of the directors, or officers of Recruiter is an OFAC Prohibited Party or is a target of material sanctions in any other jurisdiction in which Recruiter has business operations or arrangements.

Section 4.13 Recruiter Common Stock. The shares of Recruiter Common Stock issuable have been duly authorized, and upon consummation of the transactions contemplated hereby, will be validly issued, fully paid and non-assessable, subject to compliance with applicable securities Laws and certain provisions of this Agreement.

Article V
COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement, required by applicable Law, or consented to in writing by Recruiter or Newco (which consent shall not be unreasonably conditioned, withheld or delayed), Onewire shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Onewire shall:

(a)       preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)       pay the debts, Taxes and other obligations of the Business when due;

(c)       continue to collect Accounts Receivable included in the Current Assets in a manner consistent with past practice;

(d)       maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)       continue in full force and effect without material modification all Insurance Policies, except as required by applicable Law;

(f)       defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g)       perform all of its obligations under all Assigned Contracts;

(h)       maintain the Books and Records in accordance with past practice;

(i)       comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j)       not take or permit any action which, if taken or permitted prior to the date hereof, would have been required to be listed on Schedule 3.06.

Section 5.02 Access to Information.

(a)       From the date hereof until the Closing, Onewire shall (a) afford Newco and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Business; (b) furnish Newco and its Representatives with such financial, operating and other data and information related to the Business as Newco or any of its Representatives may reasonably request; and (c) instruct the Representatives of Onewire to cooperate with Newco in its investigation of the Business. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business.

Section 5.03 Notice of Certain Events.

(a)       From the date hereof until the Closing, Onewire shall promptly notify Recruiter, and Recruiter shall promptly notify Onewire, in writing of:

(i)       any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any Party hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 or Section 7.03, as applicable, to be satisfied;

(ii)       any notice or, to Onewire’s or Recruiter’s Knowledge, as the case may be, any other communication, from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)       any notice or, to Onewire’s or Recruiter’s Knowledge, as the case may be, any other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)       any Actions (A) commenced against Onewire, Recruiter or Newco, as applicable, (B) with respect to Onewire and to Onewire’s Knowledge, threatened against, relating to or involving or otherwise affecting Onewire that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.06 or that relates to the consummation of the transactions contemplated by this Agreement, and (C) with respect to Recruiter and/or Newco and to the Knowledge of Recruiter, threatened against, relating to or involving or otherwise affecting Recruiter and/or Newco that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.06 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)       A Party’s receipt of information pursuant to this Section 5.03 shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.04 Employees and Employee Benefits.

(a)       Prior to the Closing Date, Newco shall extend offers of at-will employment to Employees of the Business, and offers to engage those Personnel of the Business, exclusive of Employees, for certain consultant or independent contractor services, on such terms and conditions as set forth as Exhibit J (“Offer Letters”). The persons listed on Schedule 5.04(a) hereto shall be retained by Newco for the positions and for such period of time after the Closing Date as are listed on such schedule.

(b)       Onewire shall be solely responsible for, and Recruiter and Newco shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former Personnel of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Onewire at any time on or prior to the Closing Date and Onewire shall pay all such amounts to all entitled persons as and when due.

(c)       Onewire shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former Personnel of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Onewire also shall remain solely responsible for all worker’s compensation claims of any current or former Personnel of the Business which relate to events occurring on or prior to the Closing Date. Onewire shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d)       Effective as soon as practicable following the Closing Date, Onewire, or any applicable Affiliate, shall effect a transfer of assets and liabilities (including outstanding loans) from the defined contribution retirement plan that it maintains, to the defined contribution retirement plan maintained by Newco, with respect to those eligible Personnel of the Business who become employed by Newco, or an Affiliate of Newco, in connection with the transactions contemplated by this Agreement. Any such transfer shall be in an amount sufficient to satisfy Section 414(l) of the Code. Upon the transfer of assets and liabilities into Newco’s plan, all transferred account balances from Onewire’s plan shall become fully vested.

Section 5.05 Confidentiality. Recruiter and Newco acknowledges and agrees that the Non-Disclosure Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Non-Disclosure Agreement, information provided to Recruiter and Newco pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Non-Disclosure Agreement and the provisions of this Section 5.05 shall nonetheless continue in full force and effect.

Section 5.06 Governmental Approvals and Consents.

(a)       Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)       Each Party hereto shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 5.06(a).

(c)       Without limiting the generality of the Parties’ undertakings pursuant to Sections 5.06 (a) and (b) above, each of the Parties hereto shall use all reasonable best efforts to:

(i)       respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)       avoid the imposition of any order or the taking of any Action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii)       in the event any Governmental Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)       All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Onewire and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Parties hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)       Notwithstanding the foregoing, nothing in this Section 5.06 shall require, or be construed to require, Recruiter or Newco or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Recruiter, Newco or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Recruiter or Newco of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.07 Intentionally deleted.

Section 5.08 Closing Conditions. From the date hereof until the Closing, each Party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.09 Public Announcements. Unless otherwise required by applicable Law, by Recruiter in connection with a financing or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby (except that, prior to the Closing (i) after giving Onewire prior written notice of such intended disclosure and a reasonable opportunity to review, Recruiter may disclose the execution of this Agreement and file a copy in any SEC Reports, in a press release announcing the execution of this Agreement, and in connection with an application to be listed on any national securities exchange, and (ii) Recruiter may discuss the transaction contemplated hereby in a conference call discussing its potential acquisition of the Business and in discussions in meetings with investors, provided such discussions are consistent with the disclosures made under clause (i) above) or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing and any other agreement between Recruiter and Onewire, Recruiter shall have no limitations in providing confidential information to prospective lenders who are subject to customary confidentiality requirements.

Section 5.10 Supplemental Disclosures. Onewire or Recruiter and Newco may supplement or amend, from time to time, their respective Disclosure Schedules (including by adding additional disclosure schedules relating to matters covered in Article III or Article IV, as applicable) to properly reflect matters, if any, arising after the date hereof or, in the case of matters that are based on the Knowledge of Onewire or Recruiter and/or Newco, matters, if any, of which Onewire or Recruiter and/or Newco, as applicable, first acquires such Knowledge after the date hereof. The amending Party shall reasonably highlight the changes in the Disclosure Schedules comprising supplements or amendments made pursuant to this Section 5.10. In the event that the changes to the Disclosure Schedules resulting from such supplements and amendments give rise to a Material Adverse Effect, then the non-amending Party may terminate this Agreement without Liability on the part of the non-amending Party to any other Party hereto. In order to terminate this Agreement pursuant to this Section 5.10, the non-amending Party must give notice of such termination to the amending Party within 10 Business Days following receipt from Onewire of such supplemented or amended Disclosure Schedules. In the event that a Party terminates this Agreement pursuant to this Section 5.10, such termination shall be such terminating Party’s sole remedy hereunder and no Party hereto shall have any further Liability or obligation to any other Party hereto, except as otherwise provided in this Agreement.

Section 5.11 Books and Records.

(a)       In order to facilitate the resolution of any claims made against or incurred by Onewire prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Newco shall:

(i)       retain the Books and Records (including Personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Onewire; and

(ii)       upon reasonable notice, afford Onewire’s Representatives reasonable access (including the right to make, at Onewire’s expense, photocopies), during normal business hours, to such Books and Records.

(b)       Neither Recruiter nor Newco shall be obligated to provide Onewire or any other Party with access to any Books and Records (including Personnel files) pursuant to this Section 5.11 where such access would violate any Law.

Section 5.12 Non-Competition; Non-Solicitation.

(a)       For a period of 36 months following the Closing Date, (the “Restricted Period”), Onewire shall not, and shall not permit any of its Affiliates (each, a “Restricted Party”) to, directly or indirectly, engage in or assist others in engaging in the Restricted Business (as defined below), or have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant. For a period of 24 months following the Closing Date, the Restricted Parties shall not cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Onewire and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. The term “Restricted Business” means any business that competes with the services or products of the Business, including without limitation, with respect to staffing, recruitment / direct-hire, or online recruitment service. Notwithstanding the foregoing, each Restricted Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Party is not a controlling Person of, or a member of a group that controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)       During the Restricted Period, the Restricted Parties shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to the terms of an Offer Letter or employment agreement or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation that is not directed specifically to any such employees.

(c)       The Restricted Parties acknowledge that a breach or threatened breach of this Section 5.12 would give rise to irreparable harm to Newco and Recruiter, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by any Restricted Party of such obligations, Newco and Recruiter shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)       The Restricted Parties acknowledge that the restrictions contained in this Section 5.12 are reasonable and necessary to protect the legitimate interests of Newco and Recruiter and constitute a material inducement to Newco and Recruiter to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.12 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.12 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.13 Subsequent Collections. From and after the Closing, if Onewire or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Onewire or its Affiliate shall remit such funds to Newco within five Business Days after its receipt thereof. From and after the Closing, if Newco or its Affiliate receives or collects any funds relating to any Excluded Asset, Newco or its Affiliate shall remit any such funds to Onewire or its designee within five Business Days after its receipt thereof.

Section 5.14 Tax Certificates. If any taxing authority asserts that Onewire is liable for any Tax, Onewire shall promptly pay any and all such amounts and shall provide evidence to Newco that such Liabilities have been paid in full or otherwise satisfied.

Section 5.15 Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 5.16 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets.

Section 5.17 Employment Agreement. Newco will make a employment offer to Eric Stutzke pursuant to the employment agreement in the form attached as Exhibit K hereto (the “Executive Employment Agreement”).

Article VI
CERTAIN TAX MATTERS

Section 6.01 Certain Tax Matters.

(a)       Onewire will be responsible for preparing and filing property (whether real or personal) and similar Tax Returns (“Property Tax Returns”) with respect to the Purchased Assets for Tax periods ending on or before the Closing Date, and will make all payments required with respect to each such Tax Return. Newco will be responsible for preparing and filing all Property Tax Returns for the Purchased Assets for all periods commencing after the Closing Date and will make all payments required with respect to each such Tax Return. In the case of any Property Tax Return that covers a period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), the Taxes payable (i) by Onewire, shall be equal to the product of all such Taxes multiplied by a fraction, the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date, and the denominator of which is the number of days in the entire Straddle Period and (ii) by Newco, shall be equal to the product of all such Taxes multiplied by a fraction, the numerator of which is the number of days in the Straddle Period from the day following the Closing Date through and including the last day of the Straddle Period, and the denominator of which is the number of days in the entire Straddle Period. Newco and Onewire shall timely pay, or reimburse the other, for any Taxes properly payable by such Party for a Straddle Period pursuant hereto. Newco and Onewire shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, Action or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon a Party’s request) the provision of records and information which are reasonably relevant to any such audit, Action or other proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and timely notification of receipt of any notice of an audit or notice of deficiency relating to any Tax or Tax Return with respect to which the non-recipient may have Liability hereunder.

(b)       Onewire shall pay all sales or use Taxes, recording, registration and conveyance Taxes and fees, and similar transfer Taxes arising from or relating to the transactions contemplated in this Agreement, and Onewire shall file or cause to be filed all necessary Tax Returns and other documentation with respect to such Taxes. To the extent practicable, Onewire shall deliver all of the Purchased Assets through electronic delivery or in another manner reasonably calculated and legally permitted to minimize or avoid the incurrence of transfer and sales Taxes if such method of delivery does not adversely affect the condition, operability or usefulness of any Purchased Asset. For the avoidance of doubt, Onewire shall be solely responsible for any and all income, gross receipts, and similar Taxes of Onewire for all periods (whether before or after the Closing), and Onewire shall be solely responsible for preparing and filing all Tax Returns relating thereto. At the reasonable request of Newco, Onewire will certify to Newco that Onewire has paid all such income, gross receipts and similar Taxes and has prepared and filed all such Tax Returns.

Article VII
CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)       This Agreement shall have been duly adopted by the Requisite Onewire Vote as of the date hereof.

(b)       No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)       The Recruiter Common Stock shall have been listed on the Nasdaq Capital Market, or any successor thereof.

Section 7.02 Conditions to Obligations of Recruiter and Newco. The obligations of Recruiter and Newco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Recruiter’s or Newco’s waiver, at or prior to the Closing, of each of the following conditions:

(a)       Other than the representations and warranties of Onewire contained in the first sentence of Section 3.01, Section 3.02, Section 3.03, Section 3.23, and Section 3.24, the representations and warranties of Onewire contained in this Agreement and the Ancillary Documents shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Onewire contained in the first sentence of Section 3.01, Section 3.02, Section 3.03, Section 3.23, and Section 3.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)       Onewire shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Onewire shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)       From the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Onewire, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect with respect to Onewire.

(d)       Onewire shall have delivered each of the closing deliverables set forth in Section 2.06(a).

(e)       All approvals, consents and waivers listed on Schedule 3.03 shall have been received, and executed counterparts thereof shall have been delivered to Newco at or prior to the Closing.

(f)       The Plan of Liquidation shall have been adopted and approved by the Shareholders and Onewire’s Board of Directors.

(g)       All outstanding convertible promissory notes or similar instruments of Indebtedness issued or payable by Onewire shall have been satisfied or fully converted into equity securities of Onewire, or the holders thereof shall have provided their written consent to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and written waiver of any claims they may have against Newco and Recruiter arising therefrom, as of the Closing Date.

Section 7.03 Conditions to Obligations of Onewire. The obligations of Onewire to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Onewire’s waiver, at or prior to the Closing, of each of the following conditions:

(a)       Other than the representations and warranties of Recruiter and Newco contained in the first sentence of Section 4.01, Section 4.02, Section 4.05, and Section 4.10, the representations and warranties of Recruiter and Newco contained in this Agreement and the Ancillary Documents shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Recruiter and Newco contained in the first sentence of Section 4.01, Section 4.02, Section 4.05, and Section 4.10 shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date.

(b)       Recruiter and Newco shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Recruiter and Newco shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)       All approvals, consents and waivers that are listed on Schedule 4.03 shall have been received, and executed counterparts thereof shall have been delivered to Onewire at or prior to the Closing.

(d)       Newco shall have delivered each of the closing deliverables set forth in Section 2.06(b).

Article VIII
INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until (a) for General Warranties, the date that is 12 months following the Closing Date; (b) for Fundamental Warranties, until the expiration of the relevant statute of limitations; and (c) for Tax Warranties, until the expiration of the applicable statutes of limitations. All covenants and agreements of the Parties contained herein (other than this Article VIII) shall terminate on the Closing Date and shall thereafter be of no further force and effect, other than those covenants and agreements that by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification by Onewire and the Onewire Indemnitors. Subject to the other terms and conditions of this Article VIII, Onewire and each Onewire Indemnitor shall severally and not jointly (based on their pro rata percentage of Share Consideration (the “Indemnity Pro Rata Percentage”)) indemnify and defend each of Recruiter and Newco and each of their Affiliates and their respective Representatives (collectively, the “Recruiter Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Recruiter Indemnitees based upon, arising out of, with respect to or by reason of:

(a)       any inaccuracy in or breach of any of the representations or warranties of Onewire contained in this Agreement, an Ancillary Document or in any certificate or instrument delivered by or on behalf of Onewire pursuant hereto or thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Onewire pursuant to this Agreement or the Ancillary Documents;

(c)       any Excluded Asset or any Excluded Liability;

(d)       any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Onewire or any of its Affiliates on or prior to the Closing Date;

(e)       any Liability arising out of or otherwise relating to past or present PPP similar governmental loans utilized by Onewire or its Affiliates;

(f)       any Transaction Expenses or Indebtedness of Onewire outstanding as of the Closing to the extent not paid or satisfied by Onewire at or prior to the Closing.

Section 8.03 Indemnification By Recruiter and Newco. Subject to the other terms and conditions of this Article VIII, Recruiter and Newco, jointly and severally, shall indemnify and defend Onewire, its members, managers, directors, and affiliates, and the Onewire Indemnitors, and their members, managers, directors, and affiliates (collectively, the “Onewire Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Onewire Indemnitees based upon, arising out of, with respect to or by reason of:

(a)       any inaccuracy in or breach of any of the representations or warranties of Recruiter and Newco contained in this Agreement, any Ancillary Document or in any certificate or instrument delivered by or on behalf of Recruiter or Newco pursuant hereto or thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Recruiter or Newco pursuant to this Agreement;

(c)       any Assumed Liability; or

(d)       any Third Party Claim based upon, resulting from or arising out of the operation of the Business or the ownership of the Purchased Assets following the Closing Date.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)       Onewire and the Onewire Indemnitors shall not be liable to the Recruiter Indemnitees for indemnification under Section 8.02 until the aggregate amount of all Losses in respect of the Recruiter Indemnitees are entitled to indemnification under Section 8.02 exceeds $50,000 (based on the Share Consideration Price Per Share) (the “Basket”), in which event Onewire and the Onewire Indemnitors shall be required to forfeit the Holdover Shares for all Losses as if there was no Basket.

(b)       Notwithstanding anything herein to contrary, except in the case of Fraud, the liability of Onewire and the Onewire Indemnitors shall be limited to the Holdback Shares issued under this Agreement or transferred to the Onewire Indemnitors.

(c)       Each Indemnified Party shall act promptly to avoid or mitigate any Losses which it or any other Indemnified Party may suffer in consequence of any fact, matter or circumstance giving rise to a claim for indemnification under this Agreement or likely to give rise to a claim for indemnification under this Agreement and no Indemnified Party shall be entitled to recover under this Agreement to the extent of any Losses that could have been avoided but for the Indemnified Party’s failure to avoid or mitigate such Losses.

(d)       Notwithstanding anything herein to the contrary, the representations, warranties and covenants of the Indemnifying Parties, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party or by reason of the fact that the Indemnified Party knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Article VII, as the case may be.

Section 8.05 Indemnification Procedures. The Party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)       Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 10 days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, such counsel to be reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend or appeal any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived; the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Onewire, on the one hand, and Recruiter and Newco, on the other hand, shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. In no event shall the Indemnifying Party also be liable for local counsel selected at the request of the Indemnified Party. If indemnification is sought against Onewire or the Onewire Indemnitors, the Onewire Stakeholders may direct the control of the Third Party Claim.

(b)       Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a) (including, without limitation, where the Indemnified Party is defending pursuant to Section 8.05(a)), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)       Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to Onewire’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Payments.

(a)       Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII by a non-appealable judgment issued by a court of competent jurisdiction, indemnification payments made pursuant to Section 8.02 shall be satisfied as follows: (i) if Newco and Recruiter are the Indemnifying Parties, at the option of Onewire, either (a) through the issuance of additional shares of Recruiter Common Stock based on the Share Consideration Price Per Share, or (b) payment of funds to cover the Loss, and (ii) if Onewire is the Indemnifying Party, through the deduction of Holdback Shares based on the Share Consideration Price Per Share for immediate cancellation by Newco.

(b)       Any amount payable by Onewire to a Recruiter Indemnitee with respect to a Loss shall be reduced by the amount of any net insurance proceeds (i.e., insurance payments less deductible and premiums, including the amount of any increase in future premiums assessed under such policies of insurance) actually received by the Recruiter Indemnitee with respect to the Loss, and Recruiter and Newco agree to use their reasonable best efforts to collect any insurance proceeds to which Recruiter and/or Newco may be entitled in respect of any Loss.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Exclusive Remedy. Commencing on the Closing Date, this Article VIII shall provide the sole and exclusive remedy for any and all Losses sustained or incurred by an Indemnified Party pursuant to this Agreement except as a result of fraud by an Indemnifying Party; provided, however, that nothing contained in this Article VIII shall prevent any Party from seeking equitable remedies (including specific performance and injunctive relief).

Section 8.09 Onewire Representative.

(a)       For purposes of the Indemnity obligations in this Article VIII, Onewire and the Onewire Stakeholders hereby appoint Stobie Creek Investments, LLC ("Stobie Creek"), as agent and attorney-in-fact for and on behalf of Onewire and the Onewire Stakeholders to give and receive notices and communications, to authorize payment to any Indemnified Party in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and initiate actions and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and initiate actions and comply with orders of courts with respect to, any other claim by any Indemnified Party against Onewire or any Onewire Stakeholder or by Onewire or any such Onewire Stakeholder against any Indemnified Party or any dispute between any Indemnified Party and Onewire or any such Onewire Stakeholder, in each case relating to this Agreement or the transactions contemplated hereby or thereby, to execute any and all agreements and certificates contemplated by this Agreement, and to take all other actions that are necessary or appropriate in the judgment of Onewire and the Onewire Stakeholders for the accomplishment of the foregoing or specifically mandated by the terms of this Agreement.

(b)       For all other purposes of this Agreement and the obligations of Onewire prior to Closing, Onewire and the Onewire Stakeholders hereby appoint Eric Stutze, in his capacity as the Onewire Representative, as agent and attorney-in-fact for and on behalf of Onewire and the Onewire Stakeholders to give and receive notices and communications, to execute any and all agreements and certificates contemplated by this Agreement, and to take all other actions that are necessary or appropriate in the judgment of the Onewire Representative for the accomplishment of the foregoing or specifically mandated by the terms of this Agreement.

(c)       The Onewire Representative shall not be liable for any act done or omitted hereunder as Onewire Representative while acting in good faith and in the exercise of reasonable judgment, even though such act or omission constitutes negligence on the part of such Onewire Representative. For the avoidance of any doubt, nothing in this Section 8.09(b) shall in any way impact any Liability that the Onewire Representative may have in his capacity as a stockholder of Onewire. The Onewire Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Onewire Representative may engage attorneys, accountants and other professionals and experts. The Onewire Representative may in good faith rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Onewire Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment. The Onewire Stakeholders shall indemnify the Onewire Representative and hold the Onewire Representative harmless against any Losses incurred without gross negligence or bad faith on the part of the Onewire Representative and arising out of or in connection with the acceptance or administration of the Onewire Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other professionals and advisors retained by the Onewire Representative (“Onewire Representative Expenses”). Following Closing, the Onewire Representative shall have the right to recover Onewire Representative Expenses from any deferred payments in accordance with the terms hereof prior to any distribution to any Onewire Stakeholder, and prior to any such distribution. Prior to Closing, a decision, act, consent or instruction of the Onewire Representative, including an amendment or waiver of any provision of this Agreement, shall constitute a decision of Onewire and the Onewire Stakeholders and shall be final, binding and conclusive upon Onewire and the Stakeholders.

Article IX
TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)       by the mutual written consent of Onewire and Newco;

(b)       by Newco by written notice to Onewire if:

(i)       neither Recruiter nor Newco is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by Onewire pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by Onewire within 10 Business Days of Onewire’s receipt of written notice of such breach from Recruiter.

(c)       by Onewire by written notice to Recruiter and Newco if:

(i)       Onewire is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement made by Recruiter or Newco pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by Recruiter or Newco within 10 Business Days of their receipt of written notice of such breach from Onewire;

(d)       by Newco or Onewire by written notice to the other if:

(i)       there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(ii)       the Closing has not occurred by [____________ 31, 2021] (the “Outside Date”);

Provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(d) shall not be available to any Party (or any Affiliate of such Party) whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated hereby to be consummated on or before such time.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:

(a)       as set forth in this Article IX, Section 5.02(b) and Article X hereof; and

(b)       that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof.

Article X
MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Onewire:	OneWire Holdings, LLC 404 5th Avenue, 3rd Floor New York, NY 10018 E-mail: Attention: _____________________
with a copy via email (which shall not constitute notice) to:	LOPRESTI, PLLC Attn: Anthony A. LoPresti, Esq. Email:
If to Recruiter:	100 Waugh Drive, Suite 300 Houston, Texas 77007 Email: Attention: Evan Sohn
with a copy (which shall not constitute notice) to:	Lucosky Brookman LLP 101 Wood Avenue South, Fifth Floor Iselin, NJ 08830 Email: Attn: Joseph M. Lucosky, Esq.

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 10.08 No Third-Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Recruiter, Newco, and Onewire at any time prior to the Closing. Any failure of Recruiter or Newco, on the one hand, or Onewire, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Onewire (with respect to any failure by Recruiter or Newco) or by Recruiter or Newco (with respect to any failure by Onewire), respectively, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement and all matters related to the transactions contemplated herein shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

(b)       Any legal suit, Action, or proceeding arising out of or based upon this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby shall be instituted exclusively in the federal or state courts located in New York County, New York and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, Action or proceeding. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, Action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, Action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)       Each Party acknowledges and agrees that any controversy which may arise under this Agreement or the Ancillary Documents is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal Action arising out of or relating to this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby. Each Party to this Agreement certifies and acknowledges that (A) no representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal Action, (B) such Party has considered the implications of this waiver, (C) such Party makes this waiver voluntarily, and (D) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.10(c).

(d)       Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, without having to plead or prove irreparable harm or lack of adequate remedy at law and without having to post a bond or other security.

(e)       Attorneys’ Fees. In the event that any Party institutes any legal suit, Action, or proceeding against the other Party(ies) arising out of or relating to this Agreement, the Ancillary Documents or any of the transactions contemplated hereunder, the prevailing Party in the suit, Action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, Action, or proceeding, including attorneys’ fees and expenses and court costs.

(f)       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Onewire Inc. By:____________________________ Name: Eric Stutzke Title: Chief Executive Officer	Recruiter.com Group, Inc. By:____________________________ Name: Evan Sohn Title: Chief Executive Officer
Recruiter.com - Onewire, Inc. By:_____________________________ Name: Evan Sohn Title: Chief Executive Officer

EXHIBIT A

PLAN OF LIQUIDATION

EXHIBIT B

BILL OF SALE

EXHIBIT C

ESTIMATED WORKING CAPITAL STATEMENT

EXHIBIT D

Name of Employee	Amount

EXHIBIT E

Intentially Omitted.

EXHIBIT F

PURCHASE PRICE ALLOCATION METHODOLOGY

EXHIBIT G

ONEWIRE DISCLOSURE SCHEDULE

EXHIBIT H

FINANCIAL STATEMENTS

EXHIBIT I

RECRUITER DISCLOSURE SCHEDULE

EXHIBIT J

OFFER LETTERS

EXHIBIT K

EXECUTIVE EMPLOYMENT AGREEMENT